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                                                                    EXHIBIT 12.1

                   GTECH HOLDINGS CORPORATION AND SUBSIDIARIES

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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
                                                                          (Unaudited)
                                                                       Six Months Ended
                                                            -------------------------------------
                                                             August 23,              August 24,
                                                               2003                    2002
                                                            ------------           --------------
                                                            (Dollars in thousands, except ratios)
Earnings:
  Income before income taxes                                  $  142,067            $   108,466
  Add:
    Interest on indebtedness                                       4,011                  5,643
    Equity income, net of distributions                             (289)                   653
    Minority losses                                                1,578                  1,141
    Portion of rents representative of the interest factor         3,222                  3,222
    Amortization of capitalized interest                             384                    624
                                                              ----------            -----------
      Adjusted earnings                                       $  150,973            $   119,749
                                                              ==========            ===========

Fixed charges:
    Interest on indebtedness                                       4,011                  5,643
    Portion of rents representative of the interest factor         3,222                  3,222
    Capitalized interest                                           1,080                      -
                                                              ----------            -----------
      Total fixed charges                                     $    8,313            $     8,865
                                                              ==========            ===========

        Ratio of earnings to fixed charges                         18.16                  13.51
                                                              ==========            ===========
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